Exhibit 4.2

INFRAREDX, INC.

NINTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

INFRAREDX, INC.

NINTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

THIS NINTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of the              day of November, 2014, by and among INFRAREDX, INC., a Delaware corporation (the “Company”), and the investors listed on Exhibit A hereto (referred to hereinafter as the “Investors” and each individually as an “Investor”; provided however, that solely for purposes of Sections 1.1 and Section 5 hereof the definition of “Investor” shall include GE Capital Equity Investments, Inc. (“GE”), Solar Capital Ltd. (“Solar”) and Square 1 Bank (“Square 1” and together with GE and Solar, each a “Lender Warrantholder” and collectively, the “Lender Warrantholders”).

RECITALS

WHEREAS, the Company is issuing warrants to purchase shares of the Company’s Series E-1 Preferred Stock (the “Series E-1 Preferred”), pursuant to (i) that certain Second Amended and Restated Loan and Security Agreement dated of even date herewith by and among the Company, GE and the other parties named therein (the “Loan Agreement”) and (ii) those certain warrants to purchase Series E-1 Preferred issued by the Company to the Lender Warrantholders pursuant to the Loan Agreement (each, a “Series E-1 Warrant” and collectively, the “Series E-1 Warrants”);

WHEREAS, the obligations in the Loan Agreement and the Series E-1 Warrants are conditioned upon the execution and delivery of this Agreement;

WHEREAS, certain Investors (the “Prior Investors”) and the Company are parties to the Eighth Amended and Restated Investor Rights Agreement dated July 12, 2013, (the “Prior Agreement”);

WHEREAS, the Prior Investors desire to amend and restate the provisions of the Prior Agreement relating to, among other things, registration rights and rights of first offer and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Loan Agreement and the Series E-1 Warrants, the Company and the Investors have agreed to the registration rights, information rights, and other rights as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of these premises and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. GENERAL.

1.1 Amendment and Restatement of Prior Agreement. The Prior Agreement is hereby amended and restated in its entirety in this Agreement and all provisions of, rights granted and covenants made in the Prior Agreements are hereby waived, released and superseded in their entirety and shall have no further force or effect, including, without limitation, all rights of first offer (including but not limited to any notice and/or participation rights with respect to shares of Series E-1 Preferred pursuant to the Series E-1 Warrants), registration rights, information rights and any notice period associated therewith otherwise applicable to the transactions contemplated by the Loan Agreement, the Series E-1 Warrants and any transactions consummated prior to the date hereof to which such provisions may otherwise have been applicable.

1.2 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a) “Certificate” shall mean that certain Fifteenth Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on November    , 2014 as amended from time to time.

(b) “Common Stock” means the common stock, $0.01 par value per share, of the Company.

(c) “Common Warrants” shall mean the warrants to purchase Common Stock issuable or issued to the Investors.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

(e) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof and solely for purposes of Sections 1.1, 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14 and 2.15 hereof and Section 5 hereof the definition of “Holder” shall include the Lender Warrantholders.

(g) “Initial Offering” means the Company’s first firm commitment underwritten public offering pursuant to which the Company’s common stock is listed on a U.S. or foreign exchange.

(h) “Lender Warrants” means those certain warrants to purchase Series E Preferred or Series E-1 Preferred, as the case may be, issued to the Lender Warrantholders, as listed on Exhibit B hereto.

(i) “Preferred Warrants” shall mean (i) the warrants to purchase shares of Series E Preferred issuable or issued pursuant to (A) the Series E Preferred Stock and Warrant Purchase Agreement dated as of February 11, 2011 and (B) the Note and Warrant Purchase and Security Agreement dated as of November 27, 2012 and (ii) the warrants to purchase shares of Series E-1 Preferred Stock issuable or issued pursuant to the Note Purchase Agreement dated as of November    , 2014.

(j) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

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(k) “Registrable Securities” means (i) Common Stock issuable or issued upon conversion of the Shares, (ii) Common Stock issued to Sanderling Ventures LLC and its affiliates pursuant to that certain Series A Preferred Stock and Common Stock Purchase Agreement dated as of July 21, 2003, (iii) Common Stock issuable or issued upon exercise of the Common Warrants, (iv) Common Stock issuable or issued upon conversion of the Series E Preferred or Series E-1 Preferred issuable or issued upon exercise of the Preferred Warrants, (v) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities and (vi) solely for purposes of Sections 1.1, 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.14 and 2.15 hereof and Section 5 hereof, the Common Stock issued or issuable upon conversion of the Lender Warrants or any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include (a) any securities sold to the public either pursuant to a registration statement or Rule 144, (b) any securities sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned or (c) any securities held by a Holder (together with its affiliates) if, as reflected on the Company’s list of stockholders, such Holder (together with its affiliates) holds less than 1% of the Company’s outstanding Common Stock (treating all shares of Preferred Stock on an as converted basis), the Company has completed its Initial Offering and all shares of Common Stock of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period.

(l) “Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(m) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed seventy-five thousand dollars ($75,000) of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(n) “SEC” or “Commission” means the Securities and Exchange Commission.

(o) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at that time.

(p) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

(q) “Series A Preferred” shall mean the Company’s Series A Preferred Stock.

(r) “Series A-1 Preferred” shall mean the Company’s Series A-1 Preferred Stock.

(s) “Series B Preferred” shall mean the Company’s Series B Preferred Stock.

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(t) “Series B/B-1 Directors” shall have the meaning ascribed to it in that certain Tenth Amended and Restated Voting Agreement of even date herewith by and among the Company and the other parties named therein, as amended from time to time.

(u) “Series B-1 Preferred” shall mean the Company’s Series B-1 Preferred Stock.

(v) “Series C Preferred” shall mean the Company’s Series C Preferred Stock.

(w) “Series C-1 Preferred” shall mean the Company’s Series C-1 Preferred Stock.

(x) “Series D Preferred” shall mean the Company’s Series D Preferred Stock.

(y) “Series D-1 Preferred” shall mean the Company’s Series D-1 Preferred Stock.

(z) “Series E Preferred” shall mean the Company’s Series E Preferred Stock.

(aa) “Shares” shall mean the Series E-1 Preferred, the Series E Preferred, Series D-1 Preferred, Series D Preferred, Series C-1 Preferred, Series C Preferred, the Series B-1 Preferred, Series B Preferred, Series A Preferred, Series A-1 Preferred and Common Stock held by the Investors listed on EXHIBIT A hereto and their permitted assigns.

(bb) “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan, (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction, or (iii) a registration related to stock issued upon conversion of debt securities.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act and any applicable state securities laws. After its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.

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(b) Notwithstanding the provisions of section 2.1(a) above, no opinion of counsel shall be required for a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, or (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder; provided that in each case the transferee (i) will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder, and (ii) executes and delivers to the Company a representation letter in form reasonably satisfactory to the Company’s counsel to the effect that the transferee is acquiring such shares for its own account, for investment purposes and without a view to distribution or resale thereof.

(c) Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR THE APPLICABLE SECURITIES LAWS AND REGULATIONS OF CANADA, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

With respect to Canadian residents:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THE SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE LATER OF: (I) OCTOBER 7, 2010; AND (II) THE DATE THE ISSUER BECOMES A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration under the Securities Act and any applicable state securities laws, qualification and legend.

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(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2 Demand Registration.

(a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of a majority of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act or comparable document filed with a foreign securities commission or regulatory authority covering the registration of at least fifty percent (50%) of the Registrable Securities then outstanding (or a lesser percentage if the proposed aggregate offering price, net of underwriting discounts and commissions, would exceed $5,000,000), then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, effect, as expeditiously as reasonably possible, the registration under the Securities Act or pursuant to a receipt issued for a final prospectus by the applicable securities commission or regulatory authority in a foreign jurisdiction of all Registrable Securities that all Holders request to be registered.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.6(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters mutually selected for such underwriting by the Company and a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration. Except as otherwise provided in this Section 2.2(b), the Company shall be entitled to include in any registration statement referred to in this Section 2.2 shares of Common Stock to be sold by the Company for its own account.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) prior to the earlier of (A) the second anniversary of the date of this Agreement or (B) one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering;

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(ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv) if within thirty (30) days of receipt of a written request from the Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for its Initial Offering within ninety (90) days of the date of such request;

(v) if, within thirty (30) days of receipt of a written request from the Initiating Holders pursuant to Section 2.2(a), the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, such registration would reasonably be expected to have a material adverse effect on the Company and its stockholders, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;

(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

(vii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) business days prior to the filing of any registration statement under the Securities Act or pursuant to a receipt issued for a final prospectus by the applicable securities commission or regulatory authority in a foreign jurisdiction for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements and registration statements proposed to be filed pursuant to Section 2.2 and Section 2.4 hereof) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) business days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended number of shares of Registrable Securities proposed by such Holder to be included in the registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

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(a) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares, which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 is not available for such offering by the Holders,

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(ii) if the Holders propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Five Hundred Thousand Dollars ($500,000),

(iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement;

(iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, such registration would reasonably be expected to have a material adverse effect on the Company and its stockholders, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, however, that such right to delay a request shall be exercised by the Company not more than twice in any twelve (12) month period,

(v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4, or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request from the requisite Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2. If the registration statement filed pursuant to this Section 2.4 is for an underwritten offering, each of the procedures and requirements of Section 2.2(b) shall apply to such registration.

2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 or Section 2.4, as applicable, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

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2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed ninety (90) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any material non-public information that, in the reasonable opinion of the Company, should not be disclosed. No more than one (1) such Suspension Period shall occur in any twelve (12) month period. In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the Holders of a majority of the Registrable Securities registered under such registration statement. If so directed by the Company, all Holders registering shares under such registration statement shall use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

(b) Prepare and file with the SEC (or a foreign securities commission or regulatory authority) such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act or applicable law with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c) Furnish to all Holders registering shares under the registration statement such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act or applicable law, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities covered by the registration statement.

(d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by all Holders registering shares under such registration statement; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

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(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act or applicable law of the happening of any event of which the Company has knowledge and as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect five (5) years after the date of the Company’s Initial Offering.

2.8 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company in writing such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations

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(collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, any foreign securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act, any state securities law or any foreign securities laws in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, severally and not jointly, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal, state or foreign law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any foreign securities laws or rule or regulation promulgated under any state or foreign securities law in connection with the offering covered by the registration statement (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.9 (x) exceed the net proceeds from the offering received by such Holder or (y) with respect to the Lender Warrantholders only, include any claim for punitive damages.

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(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder; provided, further, however, that no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be transferred or assigned by a Holder to a transferee or assignee of Registrable Securities that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or stockholder of a Holder, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) acquires at least sixty six percent (66%) of the Registrable Securities (as adjusted for stock splits and combinations) originally held by the assigning or transferring Holder; or (d) is an entity affiliated by common control (or other related entity) with such Holder; provided, however, in each instance (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree in writing to be subject to all restrictions set forth in this Agreement.

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2.11 Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.12 Limitation on Subsequent Registration Rights. Other than as provided in Section 5.10, after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights on a parity with or senior to those granted to the Holders hereunder other than the right to a Special Registration Statement; provided, however, that the Company may grant to a third party piggy-back registration rights provided that such grants are approved by the Board of Directors of the Company including the approval at least one of the Series B/B-1 Directors.

2.13 “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Securities Act or pursuant to a receipt issued for a final prospectus by the applicable securities commissions or regulatory authorities in a foreign jurisdiction (or such longer period as the underwriters or the Company shall reasonably request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation); provided that:

(i) such agreement shall apply only to the Company’s Initial Offering; and

(ii) all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into similar agreements; provided, however, that in the event the Company or the underwriter gives its prior written consent to permit any Holder to be released from the restrictions set forth in this Section 2.13 (a “Released Holder”), then each other Holder shall be entitled to a pro rata release of such Holder’s securities of the Company in the same percentage as the total number of securities of the Company that the Company or the underwriter, as the case may be, permits to be released bears to the total number of securities of the Company owned by the Released Holder.

2.14 Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.13 or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act or pursuant to a receipt issued for a final prospectus by the applicable securities commissions or regulatory authorities in a foreign jurisdiction. The obligations described in Section 2.13

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and this Section 2.14 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period (or such longer period as the underwriters or the Company shall reasonably request in order to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation). Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.13 and 2.14. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.13 and 2.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.15 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act or required by any applicable foreign securities commissions or regulatory authorities;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act or required by any applicable foreign securities commissions or regulatory authorities; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC or any applicable foreign securities commissions or regulatory authorities allowing it to sell any such securities without registration.

SECTION 3. COVENANTS OF THE COMPANY.

3.1 Basic Financial Information and Reporting.

(a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b) To the extent requested by an Investor, as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter (or within such longer period as is approved by the Company’s Board of Directors), the Company will furnish such Investor a balance sheet of the Company, as of the end of such fiscal year, and a statement of operations and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof) and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants standing selected by the Company’s Board of Directors.

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(c) So long as an Investor (together with its affiliates) shall own not less than one million (1,000,000) shares of Registrable Securities (as adjusted for stock splits, combinations and similar transactions) (a “Major Investor”), the Company will furnish each such Major Investor as soon as practicable after the end of each quarter, and in any event within forty five (45) days thereafter (or within such longer period as is approved by the Company’s Board of Directors), a balance sheet of the Company as of the end of each such quarter, and a statement of operations and a statement of cash flows of the Company for such quarter and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon), with the exception that no notes need be attached to such statements.

3.2 Inspection Rights. Each Major Investor shall have, upon three (3) business days’ notice and during regular business hours, the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that each Major Investor agrees to keep all information disclosed to such Major Investor confidential in accordance with Section 3.3 hereof; provided further, however that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed.

3.3 Confidentiality of Records. Each Investor agrees to use, and to use the same degree of care as such Investor uses to protect its own confidential information, but in no event less than commercially reasonable efforts, to keep confidential any information furnished to that Investor that is confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3 and the Investor instructs the recipient to treat the information as confidential; (ii) at such time as it enters the public domain through no fault of such Investor; or (iii) that is communicated to it free of any obligation of confidentiality.

3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.5 Stock Vesting. Unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest pro rata on a monthly basis over the remaining three (3) years. With respect to any shares of stock purchased by any such person, the Company’s repurchase option shall provide that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee shall have the option to purchase at cost any unvested shares of stock held by such person.

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3.6 Proprietary Information and Inventions Agreement. Unless otherwise approved by the Board of Directors, the Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s counsel.

3.7 Approval. The Company shall not without the approval of a majority of the Board of Directors, with all non-interested Directors voting and the approval at least one of the Series B/B-1 Directors, authorize or enter into any transactions with any director or management employee, or such director’s or employee’s immediate family.

3.8 Directors’ Liability and Indemnification. The Certificate and Bylaws shall provide (a) for elimination of the liability of director to the maximum extent permitted by law, and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law.

3.9 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Section 3.3) shall expire and terminate as to each Investor upon the effective date of the registration statement pertaining to the Initial Offering.

SECTION 4. RIGHTS OF FIRST OFFER.

4.1 Subsequent Offerings. Subject to applicable securities laws, each Major Investor shall have a right of first offer to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Investor’s pro rata share is equal to a fraction (a) the numerator of which is the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares or upon exercise of any outstanding security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option or warrant to purchase such convertible security) of the Company) which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities, and (b) the denominator of which is the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option or warrant to purchase such a convertible security) of the Company) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other equity security (including any option or warrant to purchase such a convertible security), (iii) any equity security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other equity security or (iv) any such warrant or right.

4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Investor shall have fifteen (15) business days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

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4.3 Issuance of Equity Securities to Other Persons. If not all of the Major Investors elect to purchase their full pro rata share of the Equity Securities, then the Company shall promptly notify in writing each Major Investor who does so elect to purchase such Major Investor’s full pro rata share and shall offer each such Major Investor the right to acquire such unsubscribed shares. The Major Investors shall have fifteen (15) business days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. The Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Major Investor’s rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the expiration of the aforementioned fifteen (15) business day period, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors in the manner provided above.

4.4 Termination and Waiver of Rights of First Offer. The rights of first offer established by this Section 4 shall not apply to, and shall terminate upon the effective date of the registration statement pertaining to the Company’s Initial Offering. The rights of first offer established by this Section 4 may be amended, or any provision waived with the written consent of Major Investors holding a majority of the Registrable Securities held by all Major Investors, and any amendment or waiver pursuant to this Section 4.4 shall be binding on all Major Investors, even if any of such Major Investors do not execute such waiver and regardless of whether one or more Major Investors participates in the purchase of the Equity Securities offered pursuant to this Section 4.

4.5 Transfer of Rights of First Offer. The rights of first offer of each Major Investor under this Section 4 may be transferred or assigned by a Major Investor to a transferee or assignee that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or stockholder of such Major Investor, (b) is a Major Investor’s family member or trust for the benefit of a Major Investor, (c) acquires at least sixty six percent (66%) of the Registrable Securities (as adjusted for stock splits and combinations) originally held by the assigning or transferring Major Investor; or (d) is an entity affiliated by common control (or other related entity) with such Major Investor; provided, however, in each instance (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree in writing to be subject to all restrictions set forth in this Agreement.

4.6 Excluded Securities. The rights of first offer established by this Section 4 shall have no application to securities of the Company issued or issuable:

(a) upon conversion of the Preferred Stock;

(b) to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

(c) pursuant to the exercise of options, warrants, notes or other rights to acquire securities of the Company outstanding as of the date hereof and securities issued pursuant to any such options, warrants, notes or other rights to acquire securities of the Company granted after the date hereof, so long as the rights of first refusal established by this Section 4 were complied with, waived, or were inapplicable pursuant to any provision of this Section 4.6 with respect to the initial issuance or grant of such options, warrants, notes or other rights to acquire securities of the Company;

(d) for consideration other than cash pursuant to a merger, consolidation, acquisition, purchase of all or substantially all of an entity’s stock or assets or similar business combination approved by the Board of Directors;

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(e) pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board of Directors;

(f) to third-party service providers in exchange for or as partial consideration for services rendered to the Company approved by the Board of Directors;

(g) for non-capital raising purposes in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, strategic alliances, manufacturing, marketing or distribution arrangements, or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board of Directors;

(h) in connection with any stock split, stock dividend or recapitalization by the Company or other similar event;

(i) pursuant to the Purchase Agreement; or

(j) by the Company in an underwritten public offering pursuant to a registration statement filed under the Securities Act or pursuant to a receipt issued for a final prospectus by the applicable securities commissions or regulatory authorities in a foreign jurisdiction.

SECTION 5. MISCELLANEOUS.

5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and to be performed entirely within Delaware. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Suffolk, Massachusetts.

5.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes.

5.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and does hereby supersede all other agreements of the parties relating to the subject matter hereof, including without limitation, the Prior Agreements. No party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

5.4 Severability. In the event one or more of the provisions or part of a provision of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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5.5 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the Holders of at least a majority of the then-outstanding Registrable Securities.

(b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the Holders of at least a majority of the then-outstanding Registrable Securities.

(c) For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

(d) Notwithstanding any other provision of this Section 5.5, the Company without the consent of any Investor, may amend EXHIBIT A solely for the purposes of providing any necessary information regarding any transferee or assignee of any Investor.

5.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

5.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its address listed on the signature page hereto (with a copy to its counsel (which shall not constitute notice) at: Nicole Brookshire, Esq., Cooley LLP, 500 Boylston Street, 14th Floor, Boston, MA 02116) or to any Investor at the last address provided in writing to the Company in accordance with this Section 5.7 or, with respect to the Company, at such other address as the Company may designate by ten (10) days advance written notice to the other parties hereto in accordance with this Section 5.7.

5.8 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

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5.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.10 [Intentionally Omitted]

5.11 Counterparts; Facsimile. This Agreement may be executed by signing an Omnibus Financing Document Signature Page of even date herewith, which may be executed in any number of counterparts and which may be executed and delivered by facsimile or .PDF signature, each of which shall be an original, but all of which together shall constitute one instrument.

5.12 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.13 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

5.14 Termination. This Agreement shall terminate and be of no further force or effect upon the earlier of (i) immediately prior to the closing of an Acquisition or Asset Transfer (each, as defined in the Certificate); or (ii) the date five (5) years following the closing of the Initial Offering.

[THIS SPACE INTENTIONALLY LEFT BLANK]

21.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

INFRAREDX, INC.

By:	/s/ Donald Southard
Name:	Donald Southard
Title:	Chief Executive Officer

Signature Page to Ninth Amended and Restated Investor Rights Agreement of

Infraredx, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

NIPRO CORPORATION

By:	/s/ Yoshihiko Sano
Name: Yoshihiko Sano
Title (if applicable): President and Representative Director

Signature Page to Ninth Amended and Restated Investor Rights Agreement of

Infraredx, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTORS:

Dated: October 28, 2014	SANDERLING VENTURE PARTNERS V, L.P.
	By:	Middleton, McNeil & Mills Associates V, LLC

	By:	/s/ Robert G. McNeil
Robert G. McNeil
Managing Director

Dated: October 28, 2014	SANDERLING V BIOMEDICAL, L.P.
	By:	Middleton, McNeil & Mills Associates V, LLC

	By:	/s/ Robert G. McNeil
Robert G. McNeil
Managing Director

Dated: October 28, 2014	SANDERLING V LIMITED PARTNERSHIP
	By:	Middleton, McNeil & Mills Associates V, LLC

	By:	/s/ Robert G. McNeil
Robert G. McNeil
Managing Director

Dated: October 28, 2014	SANDERLING V BETEILIGUNGS GMBH & CO. KG
	By:	Middleton, McNeil & Mills Associates V, LLC

	By:	/s/ Robert G. McNeil
Robert G. McNeil
Managing Director

Dated: October 28, 2014	SANDERLING VENTURES MANAGEMENT V

	By:	/s/ Robert G. McNeil
Robert G. McNeil
Managing Director

Dated: October 28, 2014	SANDERLING V STRATEGIC EXIT FUND, L.P.
	By:	Middleton, McNeil & Mills Associates V, LLC

	By:	/s/ Robert G. McNeil
Robert G. McNeil
Managing Director

Dated: October 28, 2014	SANDERLING VENTURE PARTNERS V CO-INVESTMENT FUND, L.P.
	By:	Middleton, McNeil & Mills Associates V, LLC

	By:	/s/ Robert G. McNeil
Robert G. McNeil
Managing Director

Dated: October 28, 2014	SANDERLING V BIOMEDICAL CO-INVESTMENT FUND, L.P.
	By:	Middleton, McNeil & Mills Associates V, LLC

	By:	/s/ Robert G. McNeil
Robert G. McNeil
Managing Director

Dated: October 28, 2014	SANDERLING VENTURE PARTNERS VI CO-INVESTMENT FUND, L.P.
	By:	Middleton, McNeil, Mills & Associates VI, LLC

	By:	/s/ Robert G. McNeil
Robert G. McNeil
Managing Director

Dated: October 28, 2014	SANDERLING VI LIMITED PARTNERSHIP
	By:	Middleton, McNeil, Mills & Associates VI, LLC

	By:	/s/ Robert G. McNeil
Robert G. McNeil
Managing Director

Dated: October 28, 2014	SANDERLING VI BETEILIGUNGS GMBH & CO. KG
	By:	Middleton, McNeil, Mills & Associates VI, LLC

	By:	/s/ Robert G. McNeil
Robert G. McNeil
Managing Director

Dated: October 28, 2014	SANDERLING VENTURES MANAGEMENT VI

	By:	/s/ Robert G. McNeil
Robert G. McNeil
Managing Director

Dated: October 28, 2014	SANDERLING VENTURE PARTNERS V CO-INVESTMENT FUND, L.P.
	By:	Middleton, McNeil & Mills Associates V, LLC

	By:	/s/ Robert G. McNeil
Robert G. McNeil
Managing Director

SANDERLING VENTURE PARTNERS VI CO-INVESTMENT FUND, L.P.
By: Middleton, McNeil, Mills & Associates VI, LLC

By:	/s/ Robert G. McNeil
Robert G. McNeil
Managing Director

MIDDLETON-MCNEIL RETIREMENT TRUST
FBO: ROBERT G MCNEIL PHD

By:	/s/ Robert G. McNeil
Robert G. McNeil
Trustee

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

LITHIUM INVESTMENTS LLC

By:	/s/ Greg Litton
Name: Greg Litton
Title (if applicable): Manager

Signature Page to Ninth Amended and Restated Investor Rights Agreement of

Infraredx, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

SEAHAWK INVESTMENT TRUST

By:	/s/ Kenneth G. Jones
Name: Kenneth G. Jones
Title (if applicable): Trustee

Signature Page to Ninth Amended and Restated Investor Rights Agreement of

Infraredx, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

INTREPID MARITIME, LLC

By:	/s/ Mark Filanowski
Name: Mark Filanowski
Title (if applicable): Vice President

Signature Page to Ninth Amended and Restated Investor Rights Agreement of

Infraredx, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

EASTWOOD CAPITAL CORP.

By:	/s/ William Holland
Name: William Holland
Title (if applicable): President & Director

Signature Page to Ninth Amended and Restated Investor Rights Agreement of

Infraredx, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

BLACK MOUNTAIN VENTURES LLC

By: /s/ Greg Litton
Name: Greg Litton
Title (if applicable): Manager

Signature Page to Ninth Amended and Restated Investor Rights Agreement of

Infraredx, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

By: /s/ Mark Filanowski
Name: Mark Filanowski
Title (if applicable):

Signature Page to Ninth Amended and Restated Investor Rights Agreement of

Infraredx, Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

INVESTOR:

By: /s/ William W. Priest
Name: William W. Priest
Title (if applicable):

Signed on behalf of:
Priest Family Trust
William W Priest
William W. Priest IRA #2

Signature Page to Ninth Amended and Restated Investor Rights Agreement of

Infraredx, Inc.

EXHIBIT A

SCHEDULE OF INVESTORS

562 Mission Street, LLC

Jayvee & Co. A/C MFYF7020002 ITF Keystone Equity Fund

Jayvee & Co. A/C INVF0042002 IG AGF Canadian Growth Fund

Jayvee & Co. A/C IFTAF0014002 ITF IG AGF Canadian Growth Class

Peter Anderson

Emily F. Baker

Bershaw & Co. A/C #6015782001 ITF AGF Canadian Stock Fund

Black Mountain Ventures LLC

Robert H. Bluestein

Suzanne Bluestein

Bluestein Capital Opportunity Fund

Hilary J. Boone, Jr.

Katherine Bristor

Patricia Reed Bristor IRA R/O Dated 3/16/01

James C. Butler

Carol Anne Levy Revocable Trust

Anne Castine

Michael Castine

Leon I. Charash, M.D.

William E. Charash, M.D., Ph.D.

Edward J. Conner

Elizabeth Dater

David C. Cox Trust UAD 12/15/83

Richard B. Denning

Robert M. Dewey, Jr.

Gregg Diliberto

Linda Dresner

Eastwood Capital. Corp.

Mark Filanowski

Peter A. Flaherty

Elena A. Ford

Richard Foster

Orrie M. Friedman, Ph.D.

G. Raymond Chang Ltd.

Pierre Gloutney

GMP Securuties L.P. IFG 2118278 Ontario Limited

GMP Securities L.P. ITF Larry Ullman

GMP Securities L.P. ITF Richard Pilosof

GMP Securities L.P. ITF Genesis Partners Fund LP

James A. Goldstein Trust dated August 2, 1994

James A. Goldstein Irrevocable Exempt Trust dated May 23, 2005

Cynthia D. Goldstein Irrevocable Exempt Trust dated August 18, 2005

Cynthia D. Goldsteint Trust dated August 2, 1994

Uschi Graham, M.D.

Michael Gramegna

Derek Jeffrey Green

Michael E. & Mary Guarasci, Sr.

Michael E. Guarasci, Sr.

Harmir Realty Co.

Harmir Realty Co. (Account # 063-45980)

K. Carter Harris

James Hintlian

Hoffman Family Trust

Georges L. Holzberger

Intrepid Maritime LLC

Douglas Jamieson

Kevin K. Keady

John F. Kehoe

Roger Keller

Michael Kelly

Kettle Family L.P.

Eric Lager, M.D.

Edward C. Levy, Jr.

Ellen Levy

Richard Lindquist

Robert Lodder, Ph.D.

Ian Madill

Margaret T. Marquard Grantor Retained Annuity Trust

Marquard Family Partnership Ltd.

William A. Marquard QTIP Trust

William A. Marguard

Alfred Martinelli

David McBain

John J. McGarty

Daniel McNulty

MedVenture Technology Corporation

Michael H. Klein Revocable Trust

Middleton-McNeil Retirement Trust FBO: Robert G. McNeil PhD.

Pedro Moreno, M.D.

James E. Muller, M.D.

Paul F. Muller Living Trust dated September 25, 1997

Lawrence P. Mulligan, Trustee, u/a/d 10/31/2001

William O’Brien

William O’Connor, M.D.

The Osterweis Revocable Trust u/a dated 9/13/93, John S. Osterweis, Trustee

David C. Pauli

Marie Pauli

David Y. Phelps

Priest Family Trust

William W. Priest

William W. Priest IRA #2

MLPF&S as Cust. FBO William W. Priest

Quantel Financial Corporation

Roger Reinlieb

Gary D. Rose and Karen A. Rose, Jt. Ten.

Barbara Aaron Rosston

The Rosston Family Revocable Trust u/a dtd 9/22/94, John W. Rosston & Barbara H. Rosston, Trustees

Steven J. Rosston

Alfredo Rodriguez, M.D., Ph.D.

SAMCO Partners (Account # 063-62155)

SAMCO Partners LP

Sanderling V Beteiligungs GmbH & Co. KG

Sanderling V Biomedical, L.P.

Sanderling V Biomedical Co-Investment, L.P.

Sanderling V Limited Partnership

Sanderling Venture Partners V, L.P.

Sanderling Venture Partners V Co-Investment, L.P.

Sanderling Ventures Management V

Sanderling Venture Partners VI Co-Investment, L.P.

Sanderling Ventures Management VI

Sanderling VI Beteiligungs GmbH & Co. KG

Sanderling VI Limited Partnership

Sheila Scott

Seahawk Investment Trust

Mark & Heidi Silverstein

Laurence Smith

Gavin Steinberg

Justin Steinberg

Profit Sharing Trust F/B/O Michael Steinberg

Somu Subramaniam

Timothy T. Taussig

Jeremy Teo

University of Kentucky Research Foundation

Urban Associates

Venglo Capital SA

Richard W. Watt

Lynn Wilhelm

C.R. Wilson

W. David Wood

Douglas M. Wynyard Living Trust

Bessemer Trust Company of Florida as Trustee of the 2009 Alan J. Zakon Annuity Trust Lithium Investments LLC

Nipro Corporation

EXHIBIT B

SCHEDULE OF LENDER WARRANTS

Holder	Date of Issuance	Number and Type of Shares underlying Lender Warrant

GE Capital Equity Investments, Inc.	October 6, 2011	483,871 shares of Series E Preferred

GE Capital Equity Investments, Inc.	September 20, 2013	544,355 shares of Series E Preferred

Square 1 Bank	September 20, 2013	181,452 shares of Series E Preferred

GE Capital Equity Investments, Inc.	November , 2014	1,125,000 shares of Series E-1 Preferred

Solar Capital Ltd	November , 2014	749,925 shares of Series E-1 Preferred

Square 1 Bank	November , 2014	375,075 shares of Series E-1 Preferred

B-1

SECTION 1.	GENERAL	1

1.1	Amendment and Restatement of Prior Agreement	1

1.2	Definitions	2

SECTION 2.	REGISTRATION; RESTRICTIONS ON TRANSFER	4

2.1	Restrictions on Transfer	4

2.2	Demand Registration	6

2.3	Piggyback Registrations	7

2.4	Form S-3 Registration	8

2.5	Expenses of Registration	9

2.6	Obligations of the Company	10

2.7	Termination of Registration Rights	11

2.8	Delay of Registration; Furnishing Information	11

2.9	Indemnification	11

2.10	Assignment of Registration Rights	13

2.11	Amendment of Registration Rights	14

2.12	Limitation on Subsequent Registration Rights	14

2.13	“Market Stand-Off” Agreement	14

2.14	Agreement to Furnish Information	14

2.15	Rule 144 Reporting	15

SECTION 3.	COVENANTS OF THE COMPANY	15

3.1	Basic Financial Information and Reporting	15

3.2	Inspection Rights	16

3.3	Confidentiality of Records	16

3.4	Reservation of Common Stock	16

3.5	Stock Vesting	16

3.6	Proprietary Information and Inventions Agreement	17

3.7	Approval	17

3.8	Directors’ Liability and Indemnification	17

3.9	Termination of Covenants	17

SECTION 4.	RIGHTS OF FIRST OFFER	17

4.1	Subsequent Offerings	17

4.2	Exercise of Rights	17

4.3	Issuance of Equity Securities to Other Persons	18

4.4	Termination and Waiver of Rights of First Offer	18

4.5	Transfer of Rights of First Offer	18

4.6	Excluded Securities	18

i

SECTION 5.	MISCELLANEOUS	19

5.1	Governing Law	19

5.2	Successors and Assigns	19

5.3	Entire Agreement	19

5.4	Severability	19

5.5	Amendment and Waiver	20

5.6	Delays or Omissions	20

5.7	Notices	20

5.8	Attorneys’ Fees	20

5.9	Titles and Subtitles	21

5.10	Counterparts	21

5.11	Aggregation of Stock	21

5.12	Pronouns	21

5.13	Termination	21

ii